SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  October 28, 1994




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)








Registrant's telephone number, including area code:(415) 973-7000






Item 5.  Other Events

A.  California Public Utilities Commission Proceeding

       1.     1995 Cost of Capital Proceeding

On October 18, 1994, the assigned Administrative Law Judge issued a proposed decision in the Company's 1995 cost of capital proceeding recommending a return on common equity of 11.70%, an increase from the 11.00% return on common equity allowed in 1994. Of the recommended return of 11.70%, .10% is intended to serve as compensation to investors for the nondiversifiable risks associated with the timing of the California Public Utilities Commission's (CPUC) rulemaking and investigation on electric industry restructuring in California. The proposed decision authorizes a utility capital structure of 48.00% common equity, 5.50% preferred stock and 46.50% long-term debt, which represents an increase from 47.50% in the equity component of the Company's capital structure. When combined with the authorized costs of debt and preferred stock, the 11.70% return on common equity results in an overall return on rate base of 9.60% for 1995, compared with the 9.21% authorized for 1994.

If adopted, the proposed decision would increase revenue requirements by approximately $70 million for electric rates and $22 million for gas rates, effective January 1, 1995. However, consistent with the Company's current electric rate freeze, the Company has proposed that any electric revenue increase authorized in this proceeding be offset by a decrease in base revenues, such that electric rates would not increase through the end of 1995.

A final CPUC decision is expected on November 22, 1994.

       2.  Long-Term Noncore Gas Transportation Tariff/Gas
           Transmission Jurisdiction

In June 1994, the Company filed a petition with the CPUC requesting authorization to implement an optional long-term competitive noncore gas transportation tariff which would be offered to the Company's largest gas transport customers under a ten-year firm service agreement. The tariff is intended to enable the Company to more effectively meet intensified competition by allowing it to offer a long-term competitive price without having to obtain CPUC approval on a contract-by-contract basis. The Company's petition indicated that its shareholders would bear the risk of any revenue shortfalls attributable to differences between the long-term rate option and the customer's otherwise applicable standard rate.

In September 1994, the CPUC issued a decision approving the Company's proposed long-term noncore gas transportation tariff, subject to certain conditions that were not contemplated by the Company's original proposal. Among other things, the CPUC conditioned its approval on the Company guaranteeing that it would not seek rolled-in rates for the intrastate portion of the PGT/PG&E Pipeline Expansion Project in any proceeding before the Federal Energy Regulatory Commission (FERC) during the ten-year duration of the proposed long-term noncore gas transportation service agreements.

On October 20, 1994, the Company filed an application for rehearing of the CPUC's decision, challenging the constitutionality of the conditions imposed on the Company by the CPUC. The Company argued that the CPUC condition precluding the Company from seeking rolled-in rate treatment for the Company's portion of the PGT/PG&E Pipeline Expansion Project violates the Company's right of free speech and right to petition government. The Company also asserted that other conditions imposed by the CPUC involving accounting and cost issues potentially would interfere with the FERC's exercise of jurisdiction in the event the Company were to seek to have its gas transmission facilities regulated by the FERC instead of the CPUC. The Company indicated that if the CPUC continues to insist upon its proposed conditions as the basis for its approval of the long-term noncore gas transportation tariff, the Company intends to decline to implement the proposed tariff as it cannot voluntarily accept that tariff as modified by the CPUC.

As an alternative service option, on October 20, 1994, the Company began offering a standard 59-month interruptible transportation service to substantially the same noncore customer group as would have been eligible for firm service under the proposed long-term noncore gas tariff described above at a comparable rate. The CPUC had previously authorized the use of interruptible transportation contracts having a term of less than five years without prior CPUC approval.

As noted above, the conditions imposed by the CPUC in its decision regarding the Company's proposed long-term competitive tariff anticipate the possibility that the Company might seek to have a portion of its gas transmission facilities regulated by the FERC instead of the CPUC. The Company has been evaluating a plan under which it would request that the FERC assume jurisdiction over the Company's "backbone" transmission lines from the Oregon/California border to the Arizona/California border, and certain connected, single-purpose lines and storage facilities. The Company's local gas distribution system would remain under CPUC jurisdiction. The proposal is intended to provide the Company greater flexibility to respond to customers' needs for lower prices, uninterrupted service and price certainty.

On October 26, 1994, the CPUC issued an order prohibiting the Company from seeking a change in the jurisdiction over its gas transmission facilities unless and until such action is approved by the CPUC. The CPUC expressed its concern that such action by the Company might have certain adverse impacts, including (i) the potential impact on the CPUC's pricing policies, which favor incremental rate design under which users of new facilities bear the cost of those new facilities, as opposed to rolled-in rates which blend the cost of new and old facilities, and (ii) foreclosure of the CPUC's ability to consider alternative means of introducing competition such as capacity brokering and divestiture by utilities of certain gas facilities. The CPUC also adopted an order authorizing its staff to open within 90 days an investigation into intrastate transportation competition.

                         SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY


				 GORDON R. SMITH
                              By ________________________________
                                 GORDON R. SMITH
                                 Vice President and
                                 Chief Financial Officer


Dated:  October 28, 1994